EXHIBIT 16.1

November 25, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of Micro Component Technology, Inc.’s Form 8-K dated November 25, 2003, and we agree with the statement made in the second paragraph of Item 4(a) contained therein.

We have no basis on which to agree or disagree with the other statements contained therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
November 25, 2003